Exhibit 10.1

FIRST MODIFICATION TO
LOAN AND SECURITY AGREEMENT

This First Modification to Loan and Security Agreement (this “Modification”) is entered on March 1, 2011 by and between Neurometrix, Inc., a Delaware corporation (“Borrower”), and Comerica Bank (“Bank”).

RECITALS

This Modification is entered into upon the basis of the following facts and understandings of the parties, which facts and understandings are acknowledged by the parties to be true and accurate:

Bank and Borrower previously entered into a Loan and Security Agreement dated March 5, 2010 (“Agreement”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as set forth below.

AGREEMENT

1.                                       Incorporation by Reference. The Recitals and the documents referred to therein are incorporated herein by this reference.  Except as otherwise noted, the terms not defined herein shall have the meanings set forth in the Agreement.

2.                                       Modification to the Agreement. Subject to the satisfaction of the conditions precedent as set forth in Section 3 hereof, the Agreement is hereby modified as set forth below.

(a)                                  The following Section 4.4 is added to the Agreement immediately after Section 4.3 thereof:

“4.4                           Prior to Bank making any Advance pursuant to Section 2.1(b) of this Agreement which would result in negative Eligible Cash Balances, Borrower shall, at Bank’s request and at Borrower’s sole expense, establish and maintain (and Bank, at Bank’s option, may establish and maintain at Borrower’s expense):

(a)                                  A United States Post Office lock box (‘Lock Box’), to which Bank shall have exclusive access and control. Borrower expressly authorizes Bank, from time to time, to remove contents from the Lock Box, for disposition in accordance with this Agreement. Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower (other than payments by electronic funds transfer) shall be remitted, for the credit of Borrower, to the Lock Box, and Borrower shall include a like statement on all invoices; and

(b)                                 A non-interest bearing deposit account with Bank which shall be titled as designated by Bank (‘Cash Collateral Account’) to which Bank shall have exclusive access and control. Borrower agrees to notify all account debtors and other parties obligated to Borrower that all payments made to Borrower by electronic funds transfer shall be remitted to the Cash Collateral Account, and Borrower, at Bank’s request, shall include a like statement on all invoices. Borrower shall execute all documents and authorizations as required by Bank to establish and maintain the Lock Box and the Cash Collateral Account.”

All items or amounts which are remitted to the Lock Box, to the Cash Collateral Account, or otherwise delivered by or for the benefit of Borrower to Bank on account of partial or full payment of, or with respect to, any Collateral shall, at Bank’s option, (a) be applied to the payment of the Obligations, whether then due or not, in such order or at such time of application as Bank may determine in its sole discretion, or, (b) be deposited to the Cash Collateral Account. Borrower agrees that Bank shall not be liable for any loss or damage which Borrower may suffer as a result of Bank’s processing of items or its exercise of any other rights or remedies under this Agreement, including without limitation indirect, special or consequential damages, loss of revenues or profits, or any claim, demand or action by any third party arising out of or in connection with the processing of items or the exercise of any other rights or remedies under this Agreement.  Borrower agrees to indemnify and hold Bank harmless from and against all such third party claims, demands or actions, and all related expenses or liabilities, including, without limitation, attorney’s fees and INCLUDING CLAIMS, DAMAGES, FINES, EXPENSES, LIABILITIES OR CAUSES OF ACTION OF WHATEVER KIND RESULTING FROM BANK’S OWN NEGLIGENCE except to the extent (but only to the extent) caused by Bank’s gross negligence or willful misconduct.”

(b)                                 Section 6.2 of the Agreement is amended in its entirety to read as follows:

“6.2                           Financial Statements, Reports, Certificates.  Borrower shall deliver to Bank:

(a)                                  (i) as soon as available, but in any event within thirty (30) days after the end of each month, a company prepared consolidated balance sheet and income statement covering Borrower’s operations during such period, in a form reasonably acceptable to Bank and certified by a Responsible Officer; (ii) as soon as available, but in any event within ninety (90) days after the end of Borrower’s fiscal year, audited consolidated financial statements of Borrower prepared in accordance with GAAP, consistently applied, together with an opinion which is unqualified or otherwise consented to in writing by Bank on such financial statements of an independent certified public accounting firm reasonably acceptable to Bank; (iii) if applicable, copies of all statements, reports and notices sent or made available generally by Borrower to its security holders and all reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission; (iv) promptly upon receipt of notice thereof, a report of any legal actions pending or threatened in writing against Borrower that could result in damages or costs to Borrower of $500,000 or more; (v) promptly upon receipt, each management letter prepared by Borrower’s independent certified public accounting firm regarding Borrower’s management control systems; (vi) such budgets, sales projections, operating plans or other financial information generally prepared by Borrower in the ordinary course of business as Bank may reasonably request from time to time; and (vii) within 60 days of the last day of each fiscal year, a budget for Borrower’s next fiscal year, in the form approved with Borrower’s Board of Directors;

(b)                                 Within thirty (30) days after the end of each month (or more frequently and/or timely as determined in Bank’s sole discretion), accounts receivable and accounts payable agings for such month and a Borrowing Base Certificate for such month signed by a Responsible Officer in substantially the form of Exhibit E hereto, together with aged listings by invoice date of accounts receivable and accounts payable;

(c)                                  Within thirty (30) days after the end of each month (or more frequently and/or timely as determined in Bank’s sole discretion), a Compliance Certificate certified as of the last day of the applicable fiscal quarter and signed by a Responsible Officer in substantially the form of Exhibit F hereto;

(d)                                 As soon as possible and in any event within 3 Business Days after becoming aware of the occurrence or existence of an Event of Default hereunder, a written statement of a Responsible Officer setting forth details of the Event of Default, and the action which Borrower has taken or proposes to take with respect thereto.

(e)                                  Bank shall have a right from time to time hereafter to audit Borrower’s Accounts and appraise Collateral at Borrower’s expense in accordance with Section 4.3 hereof, provided that such audits will be conducted no more often than every 6 months unless an Event of Default has occurred and is continuing.

Borrower may deliver to Bank on an electronic basis any certificates, reports or information required pursuant to this Section 6.2, and Bank shall be entitled to rely on the information contained in the electronic files, provided that Bank in good faith believes that the files were delivered by a Responsible Officer.  If Borrower delivers this information electronically, it shall also deliver to Bank by U.S. Mail, reputable overnight courier service, hand delivery, facsimile or .pdf file within 5 Business Days of submission of the unsigned electronic copy the certification of financial statements, the Borrowing Base Certificate and the Compliance Certificate, each bearing the physical signature of the Responsible Officer.”

(c)                                  Section 6.6 of the Agreement is amended in its entirety to read as follows:

“6.6                           Primary Depository.  Borrower shall, at all times, (a) maintain its operating, deposit and investment accounts with Bank in a minimum aggregate amount of the lesser of: (i) the aggregate amount of Cash held by Borrower; or (ii) Ten Million Dollars ($10,000,000), and (b) in the event any part of Borrower’s Cash (other than Permitted Investments) is held by a Person other than Bank, cause such Person to execute and deliver to Bank a Control Agreement with respect thereto.”

(d)                                 Section 6.7 of the Agreement is amended in its entirety to read as follows:

“6.7                           Financial Covenants. Borrower shall, at all times, maintain a Tangible Net Worth of not less than Seven Million Five Hundred Thousand Dollars ($7,500,000), as measured as of the end of each month.”

(e)                                  The following Section 7.12 is added to the Agreement immediately after Section 7.11 thereof:

“7.12                     Capital Expenditures.  Acquire or expend for, or commit itself to acquire or expend for, fixed assets by lease, purchase or otherwise, in an aggregate amount exceeding Six Hundred Thousand Dollars ($600,000) in any fiscal year, except in the ordinary course of Borrower’s business.”

(f)                                    The following definitions, which are located in Exhibit A of the Agreement, are given the following amended definitions:

“ ‘Borrowing Base’ means, as of any date, an amount equal to:

(i)                                     if Borrower’s Tangible Net Worth is greater than Ten Million Dollars ($10,000,000), the sum of: (A) the Eligible Cash Balances, and (B) 80% of Eligible Accounts, as determined by Bank with reference to the most recent Borrowing Base Certificate delivered by Borrower; and

(ii)                                  if Borrower’s Tangible Net Worth is Ten Million Dollars ($10,000,000) or less, Five Million Dollars ($5,000,000).”

“ ‘Revolving Maturity Date’ means March 2, 2012.”

3.                                       Legal Effect.

(a)                                  Except as expressly set forth herein, the execution, delivery, and performance of this Modification shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the Agreement, as in effect prior to the date hereof.  Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

(b)                                 Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Modification, and that no Event of Default has occurred and is continuing.

(c)                                  The effectiveness of this Modification and each of the documents, instruments and agreements entered into in connection with this Modification is conditioned upon receipt by Bank of:

(i)                                     this Modification and any other documents which Bank may require to carry out the terms hereof;

(ii)                                  payment of an amendment fee in the amount of $2,500.00, which shall be deemed fully earned and non-refundable upon payment; and

(iii)                               payment of any Bank expenses incurred through the date of this Modification.

4.                                       No Other Changes.  Except as specifically provided in this Modification, it does not vary the terms and provisions of any of the Loan Documents.  This Modification shall not impair the rights, remedies, and security given in and by the Loan Documents.  The terms of this Modification shall control any conflict between its terms and those of the Agreement.

5.                                       Integration. This is an integrated Modification and supersedes all prior negotiations and agreements regarding the subject matter hereof.  All amendments hereto must be in writing and signed by the parties.

6.                                       Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same Agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

[end of Modification — signature page follows]

IN WITNESS WHEREOF, the parties have agreed to this First Modification to Loan and Security Agreement as of the date first set forth above.

BANK:		BORROWER:

Comerica Bank		Neurometrix, Inc., a Delaware corporation

		By:	/s/ THOMAS T. HIGGINS
By:	/s/ JAMES DEMOY	Printed Name:	Thomas T. Higgins
	James Demoy	Its:	CFO
Its:	Vice President